EXHIBIT 4.1

May 3, 2001



Van Kampen
1 Parkview Plaza
Oakbrook Terrace, Illinois 60181


The Bank of New York
101 Barclay Street
New York, New York 10286
Unit Investment Trust Dept.

Re:   New York Insured Municipals Income Trust, Series 151

Gentlemen:

     We have examined the registration statement File No. 333-57686 for the above mentioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J.Kenny Co., Inc. as evaluator.

         In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings currently indicated in our KENNYBASE database.

         You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

Sincerely,



Frank A. Ciccotto
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Vice President